UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2010

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 12, 2010, Cott Corporation (the “Company”), its wholly owned subsidiary Cott Beverages Inc. (“Cott Beverages”), and certain subsidiaries of the Company, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with certain initial purchasers named in Schedule I therein (the “Initial Purchasers”) for a private placement offering of U.S. $375 million in aggregate principal amount of Cott Beverages’ 8.125% senior notes due 2018 (the “New Notes”). Pursuant to the Purchase Agreement, the Initial Purchasers agreed to purchase the New Notes. Among other things, the Company, Cott Beverages and the Guarantors (i) agreed, for a period of 60 days, not to, without the prior written consent of the Initial Purchasers, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the New Notes, or any securities convertible into or exchangeable for the New Notes or any such similar securities, except for the New Notes sold to the Initial Purchasers pursuant to the Purchase Agreement; and (ii) agreed to indemnify the Initial Purchasers with respect to certain aspects of the offering of the New Notes.

The Company intends to use the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the previously announced and pending acquisition of substantially all of the assets and liabilities of Cliffstar Corporation and its affiliated companies (the “Cliffstar Acquisition”). The Company intends to finance the remaining portion of the Cliffstar Acquisition through a draw-down on its asset based lending facility, which the Company intends to amend or refinance in connection with the Cliffstar Acquisition to, among other things, increase the amount of borrowings available under such facility, as well as an underwritten public offering of its common shares.

The New Notes were offered and are anticipated to be sold by Cott Beverages to the Initial Purchasers at a price set forth in the Purchase Agreement in reliance on an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Delivery to the Initial Purchasers of, and payment for, the New Notes is anticipated to be made on or about August 17, 2010. The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The obligations of the Initial Purchasers to purchase the New Notes are subject to customary terms and conditions, including accuracy of representations and warranties of the Company and Cott Beverages and receipt of legal opinions and certificates, in each case as set forth in the Purchase Agreement. The offering of the New Notes is contingent on the completion of the Cliffstar Acquisition, the underwritten public offering of common shares and the amendment of Cott’s asset based lending facility described above and dependent on market conditions.

The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement, which is filed as Exhibit 1.1 to this Form 8-K.

Item 7.01	Regulation FD Disclosure

On August 12, 2010, the Company issued a press release announcing the pricing of the New Notes. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, dated August 12, 2010, among the Company, Cott Beverages, certain of the Company’s subsidiaries, as guarantors, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Banc of America Securities LLC.

99.1	Press release, dated August 12, 2010, issued by the Company regarding the pricing of the New Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)
August 12, 2010
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated August 12, 2010, among the Company, Cott Beverages, certain of the Company’s subsidiaries, as guarantors, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Banc of America Securities LLC.

99.1	Press release, dated August 12, 2010, issued by the Company regarding the pricing of the New Notes.